EXHIBIT 99.3

Apogent Technologies Inc.

Offer to Exchange

Floating Rate Senior Convertible Contingent Debt SecuritiesSM* (CODESSM*)
Due 2033 (CUSIP No. 03760A AJ0)
for Floating Rate Convertible Senior Debentures Due 2033
and
Solicitation of Consents
to the Proposed Amendment to the Registration Rights Agreement
relating to the
Floating Rate Senior Convertible Contingent Debt Securities due 2033

May 28, 2004

To Our Clients:

      Enclosed for your consideration is a preliminary prospectus, dated May 28, 2004 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”) and consent, relating to the offer (the “Exchange Offer”) of Apogent Technologies Inc. (“Apogent”) to exchange its new Floating Rate Convertible Senior Debentures due 2033 for its issued and outstanding Floating Rate Senior Convertible Contingent Debt Securities due 2033 (the “Old Floating Rate CODES”) and relating to the solicitation of consents (the “Consent Solicitation”) to a proposed amendment to terminate the registration rights agreement relating to the Old Floating Rate CODES, in each case upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal.

      This material is being forwarded to you as the beneficial owner of the Old Floating Rate CODES held by us for your account but not registered in your name. A TENDER OF SUCH OLD FLOATING RATE CODES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Floating Rate CODES held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. If you tender your Old Floating Rate CODES you will, by the act of tendering, be consenting to the proposed amendment to the registration rights agreement, as described in the Prospectus under “The Consent Solicitation.”

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Floating Rate CODES on your behalf in accordance with the provisions of the Exchange Offer and Consent Solicitation. The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., New York City time, on July 1, 2004, unless extended by Apogent. The term “Expiration Time” means the latest time and date to which the Exchange Offer and Consent Solicitation is extended. Any Old Floating Rate CODES tendered pursuant to the Exchange Offer, and your consent given thereby, may be withdrawn at any time before the Expiration Time.

      Your attention is directed to the following:

1. The Exchange Offer and Consent Solicitation are for any and all Old Floating Rate CODES.

2. The Exchange Offer and Consent Solicitation are subject to certain conditions set forth in the Prospectus in the sections captioned “The Exchange Offer” and “The Consent Solicitation,” including consummation of the proposed merger pursuant to which Apogent will become a subsidiary of Fisher Scientific International Inc.

* “Convertible Contingent Debt Securities” and “CODES” are service marks of Lehman Brothers Inc.

3. Any transfer taxes incident to the transfer of Old Floating Rate CODES from the holder to Apogent will be paid by Apogent, except as otherwise provided in the Instructions in the Letter of Transmittal.

4. The Exchange Offer and Consent Solicitation expire at 5:00 p.m., New York City time, on July 1, 2004, unless extended by Apogent.

5. If you tender your Old Floating Rate CODES you will, by the act of tendering, be consenting to a proposed amendment to terminate the registration rights agreement relating to the Old Floating Rate CODES in order to terminate Apogent’s obligations to register the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES for resale under the Securities Act of 1933. You may not withhold your consent to the proposed amendment if you tender your Old Floating Rate CODES in the Exchange Offer.

6. Subject to consummation of the Exchange Offer, if you validly tender your Old Floating Rate CODES, and consent to the proposed amendment to the registration rights agreement thereby, and do not withdraw your tender and consent prior to the Expiration Time, Apogent will pay you an exchange fee equal to 0.25% of the principal amount of the Old Floating Rate CODES you validly tender and an additional consent fee of 0.60% of the principal amount of the Old Floating Rate CODES you validly tender. If your Old Floating Rate CODES are not received by the Exchange Agent prior to the Expiration Time, you will not receive the exchange or consent fees.

      If you wish to have us tender your Old Floating Rate CODES, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD FLOATING RATE CODES.

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INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER AND CONSENT SOLICITATION

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer and Consent Solicitation made by Apogent with respect to the Old Floating Rate CODES.

      This will instruct you to tender the Old Floating Rate CODES held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐ Please tender the Old Floating Rate CODES held by you for my account as indicated below:

Aggregate Principal Amount of Old Floating Rate CODES

Floating Rate Senior Convertible Contingent Debt Securities Due 2033: $

☐ Please do not tender any Old Floating Rate CODES held by you for my account.

Dated:                     , 2004

SIGN HERE

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Social Security No(s) or other Taxpayer Identification No(s)

None of the Old Floating Rate CODES held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Floating Rate CODES held by us for your account.

If you tender your Old Floating Rate CODES you will, by the act of tendering, be consenting to a proposed amendment to terminate the registration rights agreement relating to the Old Floating Rate CODES in order to terminate Apogent’s obligations to register the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES for resale under the Securities Act of 1933. You may not withhold your consent to the proposed amendment if you tender your Old Floating Rate CODES in the Exchange Offer.

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